NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 15, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 29, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between The Cushing Energy Income Fund and The Cushing MLP & Infrastructure Total Return Fund became effective after the close on May 29, 2020. The Cushing Energy Income Fund Common Shares of Beneficial Interest were converted into shares equal in aggregate net asset value at the time of the exchange to the aggregate net asset value of Common Shares of Beneficial Interest for The Cushing MLP & Infrastructure Total Return Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 01, 2020.